CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated June 23, 2016, accompanying the financial statements of Quality Municipals Income Trust, 57th Limited Maturity Series (included in Van Kampen Unit Trusts, Municipal Series 1058) as of February 29, 2016, and for each of the three years in the period ended February 29, 2016 and the financial highlights for the period from March 21, 2012 (date of deposit) through February 28, 2013 and for each of the three years in the period ended February 29, 2016, contained in this Post-Effective Amendment No. 4 to Form S-6 (File No. 333-178808) and Prospectus.

   We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
June 23, 2016